Exhibit 99.1

NYSE: WMB

Date: May 1, 2008
Williams Reports First-Quarter 2008 Financial Results
•	Natural Gas Businesses Continue to Deliver — Outstanding Results

•	Key Measure — Recurring Adjusted EPS — Up 84% in First Quarter

•	Net Income is $500 Million for 1Q 2008, Up from $134 Million in 1Q 2007

•	Domestic Natural Gas Production Up 20%, Surpasses 1 Bcfe per Day

•	NGL Margins Remain Strong — Midstream Segment Profit Up 69%

•	New Transco Rates, Expansion Projects Drive Gas Pipeline Growth

•	Outlook Increased for 2008, 2009

Quarterly Summary Financial Information	1Q 2008		1Q 2007
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share

Income from continuing operations	$416	$0.70	$170	$0.28
Income (loss) from discontinued operations	84	0.14	(36)	(0.06)

Net income	$500	$0.84	$134	$0.22

Recurring income from continuing operations*	$343	$0.57	$166	$0.27
After-tax mark-to-market adjustments	(2)	—	23	0.04

Recurring income from continuing operations — after mark-to-market adjustments*	$341	$0.57	$189	$0.31

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     TULSA, Okla. — Williams (NYSE:WMB) announced first-quarter 2008 unaudited net income of $500 million, or 84 cents per share on a diluted basis, compared with net income of $134 million, or 22 cents per share on a diluted basis, for first-quarter 2007.
     Strong performances in the company’s exploration & production, midstream and gas pipeline businesses were the key drivers of the increase in net income for the first quarter. Key factors were higher net realized average natural gas prices and strong natural gas production growth, natural gas liquid (NGL) margins remaining at historically high levels, and higher gas pipeline revenue.
     The first-quarter 2008 results also benefited from a $118 million pre-tax gain on the sale of certain international interests and increased income from discontinued operations. Income from discontinued operations in first-quarter 2008 included pre-tax income of $128 million related to the Williams’ former Alaska operations, while first-quarter 2007 primarily reflects the results of the company’s former power business.

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 1 of 9

Recurring Results Adjusted for Effect of Mark-to-Market Accounting
     Williams is continuing its practice of providing an analysis of recurring earnings adjusted to remove the effect on its results of mark-to-market accounting for certain hedges and other derivatives in Gas Marketing Services.
     Although not significant for first-quarter 2008, the company expects to have some level of future mark-to-market volatility in Gas Marketing Services from natural gas storage and transportation hedging and legacy contracts from the former power business. However, mark-to-market volatility is expected to be significantly reduced compared with previous levels.
     Recurring income from continuing operations after mark-to-market adjustments was $341 million, or 57 cents per share, for first-quarter 2008, compared with $189 million, or 31 cents per share, for first-quarter 2007.
     A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.
CEO Perspective
     “Williams delivered a strong start to 2008, highlighted by an 84 percent increase in our recurring adjusted earnings per share,” said Steve Malcolm, chairman, president and chief executive officer.
     “Quarter after quarter, our operational performance continues to drive impressive financial results. In the first quarter this year, we increased production 27 percent in each of our two largest production areas — the Piceance and Powder River basins. Our focus on quickly and responsibly developing our long-lived natural gas reserves continues to generate value.
     “We also have a solid track record of delivering results in an ever-changing commodity price environment. Our capabilities and our portfolio of well-positioned natural gas production, processing and pipeline assets provide abundant opportunities for investment and growth,” Malcolm said.
Business Segment Performance
     Consolidated results include segment profit for Williams’ businesses — Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Gas Marketing Services as well as results reported in the Other segment.

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 2 of 9

Consolidated Segment Profit (Loss)	1Q
Amounts in millions	2008	2007

Exploration & Production	$430	$188
Midstream Gas & Liquids	261	154
Gas Pipeline	180	150

	871	492

Gas Marketing Services	21	(30)
Other	1	—

Consolidated Segment Profit	$893	$462

Recurring Consolidated Segment Profit (Loss) After Mark-to-Market Adjustments*	1Q
Amounts in millions	2008	2007

Exploration & Production	$312	$188
Midstream Gas & Liquids	261	146
Gas Pipeline	180	150

	753	484

Gas Marketing Services	21	(30)
MTM Adjustments for Gas Marketing Services	(3)	38
Other	1	—

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$772	$492

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     For first-quarter 2008, Williams’ businesses reported consolidated segment profit of $893 million, compared with $462 million for first-quarter 2007.
     The significant improvements in consolidated segment profit during first-quarter 2008 were reflective of strong operational results in Midstream, Exploration & Production and Gas Pipeline. First-quarter consolidated segment profit also benefited from the previously noted gain on the sale of certain international interests.
     On a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting, Williams’ recurring consolidated segment profit was $772 million in first-quarter 2008, compared with $492 million for the same period in 2007.
Exploration & Production: Robust Production Growth in Piceance, Powder River Basins Drive Record Segment Profit
     Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and gas development in South America.
     The business reported segment profit of $430 million for first-quarter 2008, compared with first-quarter 2007 segment profit of $188 million.

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 3 of 9

     Higher net realized average prices and strong growth in domestic natural gas production volumes were the primary drivers of the increased segment profit in 2008. The first-quarter results also benefited from the $118 million gain on the sale of certain international interests.
     Williams’ average daily domestic production for the quarter surpassed 1 billion cubic feet equivalent (Bcfe) per day for the first time. For first-quarter 2008, average daily domestic production was 1.01 Bcfe per day, an increase of 20 percent over the same period last year.
     Increased development within the Piceance, Powder River and Fort Worth basins drove the strong growth in domestic production volumes. In the Piceance Basin of western Colorado — the company’s cornerstone for production and reserves growth — average daily production increased 27 percent for the first quarter.

Quarterly Average Daily Production	1Q
Amounts in million cubic feet equivalent of natural gas (MMcfe)	2008	2007	Growth rate

Piceance Basin	607	478	27%
Powder River Basin	209	165	27%
Other Basins	197	202	-2%
U.S. Interests only	1,013	845	20%
U.S. & International Interests	1,062	891	19%
     Williams also has increased the company’s total proved, probable and possible reserves to an estimated 11.4 trillion cubic feet equivalent (Tcfe) from the previous estimate of 10.8 Tcfe, after producing 0.334 Tcfe in 2007. Total reserves are comprised of primarily domestic interests.
     During first-quarter 2008, Williams’ net realized average price for U.S. production was $6.58 per thousand cubic feet of natural gas equivalent (Mcfe), which was 24 percent higher than the $5.32 per Mcfe realized in first-quarter 2007.
     The benefits of higher net realized average prices and higher production volumes in first-quarter 2008 were partially offset by increased depreciation, depletion and amortization, higher operating taxes, and higher lease operating expenses.
     Williams is increasing Exploration & Production’s segment profit guidance for 2009. The new range for 2009 is $1.1 billion to $1.4 billion, up from previous guidance of $1.025 billion to $1.325 billion. The new range for 2009 reflects higher expected net realized average natural gas prices. Previous Exploration & Production segment profit guidance for 2008 is unchanged.
Midstream Gas & Liquids: NGL Margins Remain Robust, Drive 69% Increase in Segment Profit
     Midstream, which provides natural gas gathering and processing, NGL fractionation and storage services and olefins production, reported first-quarter 2008 segment profit of $261 million, an increase of 69 percent over first-quarter 2007 segment profit of $154 million.
     Midstream’s growth in segment profit during the first quarter is primarily due to NGL margins remaining at historically high levels, driven by favorable market commodity pricing on NGLs.

Williams (NYSE: WMB) First-Quarter 2008 Financial Results – May 1, 2008	Page 4 of 9

     Higher margins in Midstream’s olefins business unit were driven by favorable market commodity pricing, and higher volumes also contributed to the growth. The acquisition of an additional interest in the Geismar plant in July 2007 drove the increase in volumes.
     Williams markets NGLs via equity volumes the company retains as payment-in-kind under certain processing contracts.
     Although Midstream’s total NGL production volumes increased 7 percent during first-quarter 2008, NGL equity volumes sold declined during the quarter. The reason for the decline was a downstream shift in a product delivery location in the West, which resulted in higher in-transit inventory at the end of the quarter. The resulting lower equity volumes in the West drove an overall decline in Midstream’s equity volumes for the quarter.
     For first-quarter 2008, Midstream sold 308 million gallons of NGL equity volumes, compared with 345 million gallons during first-quarter 2007. Higher equity volumes in the Gulf of Mexico, due to the company connecting to new supplies in the deepwater, partially offset the lower equity volumes in the West.
     Higher operating expenses and the lower NGL equity sales volumes in the West partially offset the benefit of the higher average NGL prices during the first quarter.
     Williams is increasing its 2008 segment profit guidance for Midstream. The new range is $775 million to $1.025 billion, compared with the previous range of $700 million to $950 million. The new range reflects higher expected NGL margins for the year. Previous segment profit guidance for 2009 is unchanged.
Gas Pipeline: New Transco Rates, Expansion Projects Drive 20% Increase Segment Profit
     Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Northwest, reported first-quarter 2008 segment profit of $180 million, compared with $150 million for first-quarter 2007, an increase of 20 percent.
     Increased revenues from new rates on the Transco system and two expansion projects were the primary drivers of the increased segment profit during the first three months of 2008. Higher operating costs partially offset these benefits.
     Williams placed the Leidy to Long Island and Potomac expansions into service during fourth-quarter 2007. Leidy to Long Island increased transportation capacity into the New York City metropolitan area by 100,000 dekatherms per day, while the Potomac expansion increased capacity into the Washington, D.C., and Baltimore, Md., metropolitan areas by 165,000 dekatherms per day.
     Transco’s new, higher rates went into effect, subject to refund, on March 1, 2007. On March 7, 2008, the Federal Energy Regulatory Commission granted final approval of the rate case.
     Gas Pipeline segment profit guidance for 2008 has been slightly lowered to reflect the development costs of certain potential new projects. The new segment profit guidance for 2008 is $625 million to $675 million, a reduction of $15 million from the previous guidance of $640 million to $690 million. Previous Gas Pipeline segment profit guidance for 2009 is unchanged.

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 5 of 9

     Williams is increasing its capital expenditure guidance for Gas Pipeline for 2009. The new range for 2009 is $400 million to $550 million, up from the previous range of $340 million to $490 million. This increase is due to new expansion projects, principally the 85 North and the Mobile Bay South projects. Previous Gas Pipeline capital expenditure guidance for 2008 is unchanged.
Gas Marketing Services: Supporting Natural Gas Businesses with Marketing, Risk Management
     Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production, and procuring fuel and shrink gas and hedging natural gas liquids for Midstream.
     In addition, Gas Marketing manages various natural-gas related contracts, such as transportation, storage, and related hedges, and provides marketing services to third-parties, such as producers. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the former power business.
     Gas Marketing reported a first-quarter 2008 segment profit of $21 million, compared with a segment loss of $30 million in first-quarter 2007.
     The improvement in first-quarter 2008 was primarily due to a favorable change in mark-to-market gains and losses and improvement in accrual gross margin.
     The company continues to liquidate its legacy contracts from the former power business. While some mark-to-market volatility from natural gas storage and transportation hedging is expected, it should be significantly reduced compared with previous levels.

Gas Marketing Recurring Segment Profit (Loss) Adjusted for Mark-to-Market Effect*	1Q
Amounts in millions	2008	2007

Segment profit (loss)	$21	($30)
Nonrecurring adjustments	—	—

Recurring segment profit (loss)	21	(30)
Mark-to-market adjustments — pretax	(3)	38

Recurring segment profit after MTM adjustments	$18	$8

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
Segment Profit, EPS Guidance Increased for 2008, 2009
     Guidance for consolidated segment profit includes results for Exploration & Production, Midstream and Gas Pipeline, as well as Gas Marketing and the Other segment. All consolidated segment profit and earnings per share ranges are presented on a recurring basis adjusted for the effect of mark-to-market accounting.
     For 2008, Williams has increased its consolidated segment profit guidance to a range of $2.5 billion to $3.0 billion and earnings per share of $1.70 to $2.10. The previous ranges were $2.4 billion to $2.9 billion in

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 6 of 9

consolidated segment profit and earnings per share of $1.60 to $2.00. The new range for 2008 reflects the previously referenced increase in Midstream, partially offset by the slight reduction in guidance for Gas Pipeline.
     For 2009, Williams is increasing its consolidated segment profit guidance to a range of $2.6 billion to $3.2 billion and earnings per share of $1.80 to $2.30. The previous ranges were $2.5 billion to $3.1 billion in consolidated segment profit and earnings per share of $1.70 to $2.20. The increased segment profit guidance for 2009 reflects the previously referenced increase in Exploration & Production.
     Williams is updating its capital expenditure guidance for 2008. The new range, $2.6 billion to $2.95 billion, is due to a carryover from 2007 due to capital spending timing differences. The previous range was $2.575 billion to $2.925 billion.
     Williams is increasing previously announced guidance for 2009 capital expenditures. The new range is $2.3 billion to $2.7 billion, compared with the previous range of $2.25 billion to $2.65 billion. The updated capital expenditure guidance reflects the previously referenced increase in Gas Pipeline.
Williams Updates Commodity Price, NGL Margin Outlook
     The following provides an update on Williams’ outlook for natural gas and crude oil prices in 2008 and 2009. The company is also now providing guidance on its expected average NGL margins.
     For 2008, the company expects unhedged natural gas prices ranging from $7.35 to $8.65 per Mcfe (Henry Hub), adjusted for basis differentials, and crude oil pricing in the range of $70 to $90 per barrel. Also for 2008, the company expects average NGL margins of 42 cents to 53 cents per gallon.
     For 2009, the company expects unhedged natural gas prices ranging from $7.35 to $8.65 per Mcfe (Henry Hub), adjusted for basis differentials, and crude oil pricing in the range of $70 to $90 per barrel. Also for 2009, the company expects average NGL margins of 34 cents to 55 cents per gallon.
Stock Repurchase Update
     In July 2007, Williams announced that its board of directors authorized the repurchase of up to $1 billion of the company’s common stock. The stock-repurchase program has no expiration date.
     Through March 31, 2008, the company has purchased approximately 20 million shares for $652 million under the program at an average cost of $33.24 per share.
Today’s Analyst Call
     Management will discuss first-quarter 2008 results during a live webcast beginning at 9:30 a.m. Eastern today. Participants are encouraged to access the webcast at www.williams.com. Slides are available for viewing, downloading and printing.
     A limited number of phone lines also will be available at (877) 741-4249. International callers should dial (719) 325-4787. Replays of the first-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williams.com following the event.

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 7 of 9

Form 10-Q
     The company has filed its Form 10-Q with the Securities and Exchange Commission. The document is available on both the SEC and Williams websites.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas market, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 8 of 9

not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release, such as “probable” reserves and “possible” reserves and “new opportunities potential” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. New opportunities potential is an estimate of reserves for new areas for which we do not have sufficient information to date to raise the reserves to either the probable category or the possible category. New opportunities potential estimates are even less certain that those for possible reserves.
Reference to “total resource portfolio” include proved, probable and possible reserves as well as new opportunities potential.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2008, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

Williams (NYSE: WMB) First-Quarter 2008 Financial Results — May 1, 2008	Page 9 of 9

Non-GAAP Utility Statement:
     This press release includes certain financial measures, EBITDA, recurring earnings, operating free cash flow and recurring segment profit, that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets, less income (loss) from discontinued operations. Operating free cash flow is defined as cash flow from continuing operations less capital expenditures before dividends or principal payments. Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the Company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating. Neither EBITDA nor recurring earnings, operating free cash flow and recurring segment profit are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to designated hedges or other derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.

Reconciliation of Income from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Income from continuing operations available to common stockholders	$170	$243	$228	$206	$847	$416

Income from continuing operations — diluted earnings per common share	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$4	$4	$—
Gain on sale of Peru interests	—	—	—	—	—	(118)

Total Exploration & Production nonrecurring items	—	—	—	4	4	(118)

Gas Pipeline
Change in estimate related to a regulatory liability — NWP	—	(17)	—	—	(17)	—
Payments received for terminated firm transportation agreement — NWP	—	(6)	(12)	—	(18)	—

Total Gas Pipeline nonrecurring items	—	(23)	(12)	—	(35)	—

Midstream Gas & Liquids
Reversal of a maintenance accrual	(8)	—	—	—	(8)	—
Income from a favorable litigation outcome	—	—	—	(12)	(12)	—
Reserve for international receivables	—	—	—	9	9	—
Impairment of Carbonate Trend pipeline	—	—	—	10	10	—

Total Midstream Gas & Liquids nonrecurring items	(8)	—	—	7	(1)	—

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	20	20	—

Total Gas Marketing Services nonrecurring items	—	—	—	20	20	—

Nonrecurring items included in segment profit (loss)	(8)	(23)	(12)	31	(12)	(118)

Nonrecurring items below segment profit (loss)
Early debt retirement costs (Corporate)	—	—	—	19	19	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	1	1	1	—	3	—
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	(2)	—	(2)	—
Interest related to royalty litigation contingency noted above ( Interest accrued — E&P)	—	—	—	1	1	—
Rounding	—	1	(1)	—	—	—

	1	2	(2)	20	21	—

Total nonrecurring items	(7)	(21)	(14)	51	9	(118)
Tax effect for above items (1)(2)	(3)	1	(5)	13	6	(45)
Adjustment for nonrecurring tax-related items (3)	—	—	—	23	23	—

Recurring income from continuing operations available to common stockholders	$166	$221	$219	$267	$873	$343

Recurring diluted earnings per common share	$0.27	$0.36	$0.36	$0.44	$1.44	$0.57

Weighted-average shares — diluted (thousands)	611,470	613,172	610,651	604,243	609,866	598,627

(1)	The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain previous adjustments for nondeductible expenses associated with securities litigiation and related costs, as these expenses are now considered deductible based on an IRS ruling.

(2)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(3)	The 4th quarter of 2007 includes an adjustment for an income tax contingency.

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.

Adjustment to remove MTM effect

Dollars in millions except for per share amounts	First Quarter
	2008	2007

Recurring income from cont. ops available to common shareholders	$343	$166
Recurring diluted earnings per common share	$0.57	$0.27

Mark-to-Market (MTM) adjustments:
Reverse forward unrealized MTM losses	264	40
Add realized (losses) from MTM previously recognized	(267)	(2)

Total MTM adjustments	(3)	38

Tax effect of total MTM adjustments	1	(15)

After tax MTM adjustments	(2)	23

Recurring income from cont. ops available to common shareholders after MTM adjust.	$341	$189
Recurring diluted earnings per share after MTM adj.	$0.57	$0.31

weighted average shares — diluted (thousands)	598,627	611,470
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
March 31, 2008

Reconciliation of Income from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Income from continuing operations available to common stockholders	$170	$243	$228	$206	$847	$416

Income from continuing operations — diluted earnings per common share	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$4	$4	$—
Gain on sale of Peru interests	—	—	—	—	—	(118)

Total Exploration & Production nonrecurring items	—	—	—	4	4	(118)

Gas Pipeline
Change in estimate related to a regulatory liability — NWP	—	(17)	—	—	(17)	—
Payments received for terminated firm transportation agreement — NWP	—	(6)	(12)	—	(18)	—

Total Gas Pipeline nonrecurring items	—	(23)	(12)	—	(35)	—

Midstream Gas & Liquids
Reversal of a maintenance accrual	(8)	—	—	—	(8)	—
Income from a favorable litigation outcome	—	—	—	(12)	(12)	—
Reserve for international receivables	—	—	—	9	9	—
Impairment of Carbonate Trend pipeline	—	—	—	10	10	—

Total Midstream Gas & Liquids nonrecurring items	(8)	—	—	7	(1)	—

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	20	20	—

Total Gas Marketing Services nonrecurring items	—	—	—	20	20	—

Nonrecurring items included in segment profit (loss)	(8)	(23)	(12)	31	(12)	(118)

Nonrecurring items below segment profit (loss)
Early debt retirement costs (Corporate)	—	—	—	19	19	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	1	1	1	—	3	—
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	(2)	—	(2)	—
Interest related to royalty litigation contingency noted above ( Interest accrued — E&P)	—	—	—	1	1	—
Rounding	—	1	(1)	—	—	—

	1	2	(2)	20	21	—

Total nonrecurring items	(7)	(21)	(14)	51	9	(118)
Tax effect for above items (1)(2)	(3)	1	(5)	13	6	(45)
Adjustment for nonrecurring tax-related items (3)	—	—	—	23	23	—

Recurring income from continuing operations available to common stockholders	$166	$221	$219	$267	$873	$343

Recurring diluted earnings per common share	$0.27	$0.36	$0.36	$0.44	$1.44	$0.57

Weighted-average shares — diluted (thousands)	611,470	613,172	610,651	604,243	609,866	598,627

(1)	The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain previous adjustments for nondeductible expenses associated with securities litigiation and related costs, as these expenses are now considered deductible based on an IRS ruling.

(2)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(3)	The 4th quarter of 2007 includes an adjustment for an income tax contingency.

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.

Consolidated Statement of Income
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues	$2,368	$2,824	$2,860	$2,506	$10,558	$3,224

Segment costs and expenses:
Costs and operating expenses	1,843	2,180	2,222	1,834	8,079	2,373
Selling, general and administrative expenses	102	108	107	154	471	111
Other (income) expense — net	(18)	(18)	(2)	20	(18)	(117)

Total segment costs and expenses	1,927	2,270	2,327	2,008	8,532	2,367

Equity earnings	21	23	52	41	137	36

Total segment profit	462	577	585	539	2,163	893

Reclass equity earnings	(21)	(23)	(52)	(41)	(137)	(36)
General corporate expenses	(40)	(36)	(40)	(45)	(161)	(42)

Operating income	401	518	493	453	1,865	815

Interest accrued	(172)	(172)	(171)	(170)	(685)	(165)
Interest capitalized	5	7	9	11	32	8
Investing income	52	66	78	61	257	55
Early debt retirement costs	—	—	—	(19)	(19)	—
Minority interest in income of consolidated subsidiaries	(14)	(25)	(29)	(22)	(90)	(39)
Other income (expense) — net	2	2	8	(1)	11	5

Income from continuing operations before income taxes	274	396	388	313	1,371	679
Provision for income taxes	104	153	160	107	524	263

Income from continuing operations	170	243	228	206	847	416
Income (loss) from discontinued operations	(36)	190	(30)	19	143	84

Net income	$134	$433	$198	$225	$990	$500

Diluted earnings (loss) per common share:
Income from continuing operations	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70
Income (loss) from discontinued operations	(0.06)	0.31	(0.05)	0.03	0.23	0.14

Net income	$0.22	$0.71	$0.33	$0.37	$1.63	$0.84

Weighted-average number of shares used in computation (thousands)	611,470	613,172	610,651	604,243	609,866	598,627

Common shares outstanding at end of period (thousands)	598,492	599,781	593,016	586,148	586,148	584,025

Market price per common share (end of period)	$28.46	$31.62	$34.06	$35.78	$35.78	$32.98

Common dividends per share	$0.09	$0.10	$0.10	$0.10	$0.39	$0.10

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Segment Profit to Recurring Segment Profit
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Segment profit (loss):

Exploration & Production	$188	$209	$169	$190	$756	$430
Gas Pipeline	150	180	183	160	673	180
Midstream Gas & Liquids	154	251	300	367	1,072	261
Gas Marketing Services	(30)	(63)	(67)	(177)	(337)	21
Other	—	—	—	(1)	(1)	1

Total segment profit	$462	$577	$585	$539	$2,163	$893

Nonrecurring adjustments:

Exploration & Production	$—	$—	$—	$4	$4	$(118)
Gas Pipeline	—	(23)	(12)	—	(35)	—
Midstream Gas & Liquids	(8)	—	—	7	(1)	—
Gas Marketing Services	—	—	—	20	20	—
Other	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(8)	$(23)	$(12)	$31	$(12)	$(118)

Recurring segment profit (loss):

Exploration & Production	$188	$209	$169	$194	$760	$312
Gas Pipeline	150	157	171	160	638	180
Midstream Gas & Liquids	146	251	300	374	1,071	261
Gas Marketing Services	(30)	(63)	(67)	(157)	(317)	21
Other	—	—	—	(1)	(1)	1

Total recurring segment profit	$454	$554	$573	$570	$2,151	$775

Note:	Segment profit (loss) includes equity earnings reported in Investing income in the Consolidated Statement of Income. Equity earnings results from investments accounted for under the equity method.

Exploration & Production
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Production	$413	$449	$399	$464	$1,725	$617
Gas management	55	67	63	87	272	104
Net nonqualified hedge derivative income (loss)	(2)	(5)	8	(17)	(16)	(2)
International	15	16	16	17	64	17
Other	2	12	13	21	48	12

Total revenues	483	539	499	572	2,093	748

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	114	131	139	151	535	166
Lease and other operating expenses	44	49	54	58	205	60
Operating taxes	34	35	30	22	121	49
Exploration expense	7	5	4	4	20	2
Third party gathering expense	9	7	9	8	33	10
Selling, general and administrative expenses (including International)	36	32	35	45	148	37
Gas management expenses	55	67	63	87	272	104
International (excluding DD&A and SG&A)	4	6	7	7	24	6
Other (income) expense — net	(3)	3	(1)	5	4	(113)

Total segment costs and expenses	300	335	340	387	1,362	321

Equity earnings — International	5	5	10	5	25	3

Reported segment profit	188	209	169	190	756	430

Nonrecurring adjustments	—	—	—	4	4	(118)

Recurring segment profit	$188	$209	$169	$194	$760	$312
Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	76.1	81.7	85.2	90.1	333.1	92.2
Net domestic volumes per day (MMcfe/d)	845	898	926	979	913	1,013
Net domestic realized price ($/Mcfe) (1)	$5.318	$5.390	$4.587	$5.057	$5.078	$6.580
Production taxes per Mcfe	$0.440	$0.439	$0.343	$0.253	$0.364	$0.529
Lease and other operating expense per Mcfe	$0.574	$0.598	$0.639	$0.645	$0.616	$0.653

(1)	Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less third party gathering expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	5.2	5.4	5.6	5.8	22.0	5.7
Volumes per day (MMcfe/d)	58	59	61	63	60	63

Volumes net to Williams (after minority interest) (Bcfe)	4.1	4.2	4.4	4.6	17.3	4.5
Volumes net to Williams per day (MMcfe/d)	46	46	48	50	47	49

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	80.2	85.9	89.7	94.6	350.4	96.7
Volumes net to Williams per day (MMcfe/d)	891	945	974	1,028	960	1,062

Gas Pipeline
(UNAUDITED)

	2007						2008
(Dollars in millions)	1st Qtr	2nd Qtr		3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Northwest Pipeline	$103	$103		$106	$110	$422	$107
Transcontinental Gas Pipe Line	268	312		286	321	1,187	306
Other	—	—		—	1	1	—

Total revenues	371	415		392	432	1,610	413

Segment costs and expenses:
Costs and operating expenses	195	224		203	229	851	201
Selling, general and administrative expenses	35	38		37	51	161	36
Other (income) expense — net	—	(17)		(10)	3	(24)	6

Total segment costs and expenses	230	245		230	283	988	243

Equity earnings	9	10		21	11	51	10
Income (loss) from investments	—	—		—	—	—	—

Reported segment profit:
Northwest Pipeline	55	75	*	66	52	248	53
Transcontinental Gas Pipe Line	87	98		97	101	383	122
Other	8	7		20	7	42	5

Total reported segment profit	150	180		183	160	673	180

Nonrecurring adjustments:
Northwest Pipeline	—	(23)	*	(12)	—	(35)	—
Transcontinental Gas Pipe Line	—	—		—	—	—	—
Other	—	—		—	—	—	—

Total nonrecurring adjustments	—	(23)		(12)	—	(35)	—

Recurring segment profit:
Northwest Pipeline	55	52		54	52	213	53
Transcontinental Gas Pipe Line	87	98		97	101	383	122
Other	8	7		20	7	42	5

Total recurring segment profit	$150	$157		$171	$160	$638	$180

*   Includes $6 million of income associated with payments received for a terminated firm transportation agreement on Gas Pipeline’s Grays Harbor lateral that was reclassified from other income — net below operating income to other (income) expense — net within segment costs and expenses.

Operating statistics

Northwest Pipeline
Throughput (TBtu)	200.2	159.8		176.5	220.4	756.9	219.8
Average daily transportation volumes (TBtu)	2.2	1.8		1.9	2.4	2.1	2.4
Average daily firm reserved capacity (TBtu)	2.5	2.5		2.5	2.6	2.5	2.6

Transcontinental Gas Pipe Line
Throughput (TBtu)	525.2	427.6		477.4	473.2	1,903.4	536.5
Average daily transportation volumes (TBtu)	5.8	4.7		5.2	5.1	5.2	5.9
Average daily firm reserved capacity (TBtu)	6.8	6.4		6.4	6.7	6.6	7.0

Midstream Gas & Liquids
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Gathering & Processing	$104	$102	$106	$102	$414	$97
Venezuela fee revenue	37	38	38	35	148	40
NGL sales from gas processing	260	319	346	435	1,360	383
Production handling and transportation	29	28	26	25	108	27
Olefins sales (including Gulf and Canada)	131	176	287	321	915	325
Trading/marketing sales	792	1,007	1,063	1,297	4,159	1,178
Other revenues	33	40	31	33	137	51

	1,386	1,710	1,897	2,248	7,241	2,101
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)

Total revenues	1,002	1,243	1,360	1,575	5,180	1,557

Segment costs and expenses:
NGL cost of goods sold	166	149	124	140	579	187
Olefins cost of goods sold	114	147	239	267	767	280
Trading/marketing cost of goods sold	787	996	1,058	1,285	4,126	1,180
Venezuela operating costs	19	19	20	20	78	21
Operating costs	141	128	139	146	554	168
Other
Selling, general and administrative expenses	27	29	32	49	137	34
Other (income) expense — net	(15)	(1)	6	(1)	(11)	(7)
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)

Total segment costs and expenses	855	1,000	1,081	1,233	4,169	1,319

Equity earnings	7	8	21	25	61	23

Reported segment profit	154	251	300	367	1,072	261
Nonrecurring adjustments	(8)	—	—	7	(1)	—

Recurring segment profit	$146	$251	$300	$374	$1,071	$261

Operating statistics

Domestic Gathering and Processing
Gathering volumes (TBtu)	269	259	266	251	1,045	234
Fee-based processing volumes (TBtu)	227	234	243	234	938	231
NGL equity sales (million gallons) *	345	359	358	356	1,418	308
NGL margin ($/gallon)	$0.27	$0.47	$0.62	$0.83	$0.55	$0.64
NGL production (million gallons) *	594	619	640	642	2,495	634

Olefins
Canadian NGL equity sales (million gallons)	35	33	35	33	136	33
Olefins sales (Ethylene & Propylene) (million lbs)	213	274	473	441	1,401	457

Discovery Producer Services L.L.C. (equity investment) - 100%
NGL equity sales (million gallons)	18	25	22	34	99	37
NGL production (million gallons)	56	66	61	69	252	70

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues	$1,288	$1,394	$1,247	$704	$4,633	$1,650

Segment costs and expenses:
Costs and operating expenses	1,316	1,452	1,312	857	4,937	1,625
Selling, general and administrative expenses	2	5	2	4	13	4
Other expense — net	—	—	—	20	20	—

Total segment costs and expenses	1,318	1,457	1,314	881	4,970	1,629

Reported segment profit (loss)	(30)	(63)	(67)	(177)	(337)	21

Nonrecurring adjustments	—	—	—	20	20	—

Recurring segment profit (loss)	$(30)	$(63)	$(67)	$(157)	$(317)	$21

Capital Expenditures and Investments
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Capital expenditures:
Exploration & Production	$343	$386	$467	$495	$1,691	$391
Gas Pipeline:
Northwest Pipeline	49	21	37	52	159	13
Transcontinental Gas Pipe Line	59	119	139	43	360	53
Other	—	—	—	—	—	1

Total	108	140	176	95	519	67
Midstream Gas & Liquids	55	185	227	120	587	105
Other	4	6	4	5	19	16

Total	$510	$717	$874	$715	$2,816	$579

Purchase of investments:
Exploration & Production	—	—	(2)	—	(2)	—
Gas Pipeline	1	3	15	23	42	20
Other	19	1	—	—	20	—

Total	$20	$4	$13	$23	$60	$20

Summary:
Exploration & Production	$343	$386	$465	$495	$1,689	$391
Gas Pipeline	109	143	191	118	561	87
Midstream Gas & Liquids	55	185	227	120	587	105
Other	23	7	4	5	39	16

Total	$530	$721	$887	$738	$2,876	$599

Cumulative summary:
Exploration & Production	$343	$729	$1,194	$1,689	$1,689	$391
Gas Pipeline	109	252	443	561	$561	87
Midstream Gas & Liquids	55	240	467	587	$587	105
Other	23	30	34	39	$39	16

Total	$530	$1,251	$2,138	$2,876	$2,876	$599

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Depreciation, depletion and amortization:
Exploration & Production	$114	$131	$139	$151	$535	$165
Gas Pipeline:
Northwest Pipeline	23	22	21	22	88	22
Transcontinental Gas Pipe Line	54	58	58	57	227	55

Total	77	80	79	79	315	77
Midstream Gas & Liquids	53	54	52	55	214	55
Gas Marketing Services	1	1	2	3	7	1
Other	3	3	3	1	10	4

Total	$248	$269	$275	$289	$1,081	$302

Other selected financial data:
Cash and cash equivalents	$1,811	$1,739	$1,455	$1,699	$1,699	$2,240

Total assets	$25,936	$26,046	$25,837	$25,061	$25,061	$27,172

Capital structure:
Debt
Current	$388	$468	$466	$143	$143	$85
Noncurrent	$7,507	$7,443	$7,425	$7,757	$7,757	$7,799
Stockholders’ equity	$6,192	$6,423	$6,456	$6,375	$6,375	$7,801
Debt to debt-plus-equity ratio	56.0%	55.2%	55.0%	55.3%	55.3%	50.3%